Exhibit 23.2

A Top 30 INTERNATIONAL AUDIT FIRM CHARTERED ACCOUNTANTS AUDIT. TAX. BUSINESS ADVISORY SERVICES UEN: T12LL1223B GST Reg No: M90367663E
Tel: (65) 6227 5428
20 Maxwell Road, #11-09, Maxwell House, Singapore 069113
Website : www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form F-3/A Registration Statement of Bit digital, Inc. of our report dated March 30, 2021 relating to the consolidated financial statements of Bit Digital, Inc. as of December 31, 2020 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

January 18, 2022